As filed with the Securities and Exchange Commission on June 13, 2025

Registration No. 333-275115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRENMILLER ENERGY LTD.

(Exact name of registrant as specified in its charter)

State of Israel	4961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Avraham Brenmiller
Chief Executive Officer	Brenmiller Energy U.S. Inc.
13 Amal St. 4th Floor, Park Afek	21 Morningside Dr.
Rosh Haayin, 4809249 Israel	Weatogue, CT 06089
Tel: +972-77-693-5140	Tel: (646) 480-0290
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Eric Victorson, Esq.	Gal Cohen, Adv.
Sullivan & Worcester LLP	Sullivan & Worcester Tel-Aviv
1251 Avenue of the Americas	(Har-Even & Co.)
New York, NY 10020	HaArba’a Towers - 28 HaArba’a St.
Tel: (212) 660-3000	North Tower, 35th Floor
Tel Aviv, Israel 6473925
Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-275115), or the Registration Statement, of Brenmiller Energy Ltd., or the Company, as originally declared effective by the U.S. Securities and Exchange Commission, or the SEC, on January 22, 2024, as amended pursuant to Post-Effective Amendment No. 1 to the Registration Statement, which was declared effective by the SEC on April 10, 2024, and as amended pursuant to Post-Effective Amendment No. 2 to the Registration Statement, which was declared effective by the SEC on October 29, 2024, is being filed: (i) pursuant to the undertakings in Item 9 of the Registration Statement, to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; and (ii) to include an updated prospectus related to the offer of ordinary shares that were registered on the Registration Statement.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 13, 2025

Up to 888,890 Ordinary Shares

Brenmiller Energy Ltd.

We are offering up to 888,890 ordinary shares, no par value per share, or Ordinary Shares, upon the exercise of warrants to purchase 888,890 Ordinary Shares, or the Warrants which were issued as part of a public offering of Ordinary Shares, Warrants, and pre-funded warrants, or the Public Offering. The exercise price of each Warrant is $5.00 per Ordinary Share. The exercise price of each Pre-Funded Warrant was $0.0001 per share. The Warrants sold in the Public Offering were exercisable immediately and will expire five years from the date of issuance. The Pre-Funded Warrants sold in the Public Offering were exercisable immediately upon issuance and have been exercised in full. We are offering all of the Ordinary Shares offered by this prospectus.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BNRG.” The last reported sale price on Nasdaq of our Ordinary Shares on June 12, 2025 was $0.68 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025

i

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Brenmiller” refer to Brenmiller Energy Ltd. and its subsidiaries, Brenmiller Energy (Rotem) Ltd., a company incorporated under the laws of the State of Israel, Brenmiller Energy U.S. Inc., a company incorporated under the laws of Delaware, United States, Brenmiller Energy NL B.V., a company incorporated under the laws of the Netherlands, Brenmiller Europe S.L., a company incorporated under the laws of the Kingdom of Spain, or Brenmiller Europe, and Bren Dom TES KFT, a company incorporated under the laws of Hungary.

Our reporting and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, to “dollars”, “USD” or “$” are to U.S. dollars, and to “EUR” or “€” are to the Euro. This prospectus contains translations of NIS amounts into U.S. dollars. Unless otherwise noted, all conversion rates from NIS to U.S. dollars in this prospectus were made at a rate of NIS 3.647 per $1.00 per U.S. dollar, the exchange rate as of December 31, 2024 published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in the preparation of the consolidated financial statements incorporated by reference in this prospectus and other financial data appearing in this prospectus.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

In this prospectus, MW means megawatt, the standard term of measurement for bulk electricity (one megawatt is equal to 1 million watts). MWh means a megawatt hour, equaling 1,000 kilowatts of electricity generated per hour and is used to measure electric output.

This prospectus contains trademarks, trade names and service marks, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

We report in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a technology company that develops, produces, markets and sells thermal energy storage, or TES, systems based on our proprietary and patented bGen™ technology. Our technology enables the electrification and decarbonization of the industrials sector, resulting in better integration with renewable energy sources and a reduction in carbon emissions.

We believe that climate change is the greatest challenge of our times. A major contributor to climate change is carbon emissions being emitted to the atmosphere. To combat this, countries and organizations have set and are continuing to set targets for themselves and various industries to reduce their carbon emissions. In order to meet such carbon emission targets, we believe that we can contribute to expediting the transition from fossil fuels to a widescale adoption of renewable energy, such as carbon capture, efficient energy storage and recovery, and benefitting from the reuse of wasted heat. Our bGen™ TES system stores energy, and can convert electrical energy to heat, and/or recover wasted heat from available energy resources to provide one consistent energy output. By doing so, the bGen™ TES system can produce clear steam that precisely matches energy supplies with the demand and bridge the gap between renewable energy and conventional power sources. Accordingly, we believe TES systems such as our bGen™ system have become essential to the industrial sectors and the renewable energy market to ensure the reliability and stability of steam and other energy supplies.

We have developed our bGen™ technology over the last thirteen years and have tested it across three generations of demonstration units at various sites globally. Our bGen™ technology uses crushed rocks to store heat at temperatures of up to 1,400 degrees Fahrenheit (760 degrees Celsius) and is comprised of several key elements inside one unit: thermal storage units called bCubestm, heaters, heat exchangers, electricity conversion to high temperature heat and a steam generator. The use of crushed rock as a means of heat storage results in no hazardous challenges to the environment and enhances system durability so that even after tens of thousands of charge and discharge cycles, the storage material does not degrade and so there is no need to replace the storage media. Additionally, the bGen™ technology can be charged with multiple heat sources, such as, residual heat, and electrical heat from renewables, as well as from electrical sources using electric heaters which are embedded within the TES system. The TES system dispatches thermal energy on demand in the form of steam, which can be saturated for industrial use, or in the form of a superheated steam, which can be used to activate steam turbines.

In 2023, we also started the implementation of our new business models, the Energy as a Service, or EaaS, model, which includes also the Heat as a Service, or HaaS, model, wherein we install a TES bGentm system for the benefit of third party customers at a customer’s site and provide operation and maintenance services. We then sell energy (steam, hot air, etc.) to the customer at agreed upon prices. The EaaS model is more suitable to industrial customers who are not energy experts and wish to outsource their energy services.

On August 9, 2023, we unveiled the next generation of our market-leading, high-performance TES system, the bGen™ ZERO as part of our strategic focus to deliver cost-efficient, zero-carbon emissions heat. By electrifying heat, the bGen™ ZERO is designed to address growing market demand for decarbonization solutions in the industrial and power sectors. The bGen™ ZERO offers a modular, flexible design with fast charge and discharge times, all without the use of hazardous materials. Additional highlights and improvements from prior bGen™ systems include:

●	Improved Efficiency: 33% reduction in heat loss, 99% charging efficiency, 97% cycle efficiency (power to heat), and 98% year-round availability.

●	Boosted Energy Density: 34% improvement in energy density and 40% improvement in discharge power.

●	Swift Response and Continuous Operation: Engineered for fast one second response rate and uninterrupted operation at maximum capacity, tailored for high demands of the power grid for reserve power and stability.

●	Compact and Modular: Fully modular, productized solution that ensures the highest quality standards, rapid on-site installation, and commissioning. Occupies minimal space due to its unlimited storage height.

●	Impressive Steam Power Generation: Delivers substantial steam power generation, offering a stable steam supply for various power, commercial and industrial applications.

●	Smart and Safe Operations: Features an intelligent module operation package with predictive maintenance and optimized performance based on market prices one day ahead, coupled with storage performance insights. Remote control operation via the Brenmiller control center. Robust cyber protection measures to ensure security and reliability.

The unveiling of this new product underscores a strategic evolution in our focus on power-to-heat for the industrial market. The bGen ZERO design, paired with performance improvements, presents a multi-use solution to tap into decarbonization which we believe will unlock new revenue streams across applications including grid services. We have also identified two avenues in which to offer our product in order to expand access to our TES solution:

●	Direct Equipment Sale: We continue to offer our second-generation TES solution for direct purchase by and integration with industrial facilities and power plants. We plan to generate recurring revenues through royalties and by providing, inter alia, after sales services such as operations, maintenance, and optimization.

●	Energy as a Service: We plan to generate recurring revenue streams by partnering with clean energy utilities for grid services. We provide the bGen™ ZERO technology and integration while the partner provides clean electricity and financial support. Engaging in grid services unlocks a new, significant revenue stream, while the end customer benefits from no capital expenditures, reduced operation risk, and emissions reductions. The bGen™ ZERO helps boost flexibility and stability for power grids by using excess renewable energy to generate heat.

Recent Developments

May 2025 Public Offering

On May 12, 2025, we entered into a securities purchase agreement with certain investors for the issuance and sale of 2,307,693 our Ordinary Shares, series B warrants to purchase up to 2,307,693 Ordinary Shares, or the Series B Warrants, and series C warrants to purchase up to 2,307,693 Ordinary Shares, or the Series C Warrants, at a combined price of $0.65 per Ordinary Share and accompanying warrants, for aggregate gross proceeds of approximately $1.5 million before deducting placement agent fees and other offering expenses, or the May 2025 Public Offering. Each warrant has an exercise price of $0.75 per Ordinary Share, and is exercisable upon issuance (the “Initial Exercise Date”). The Series B Warrants will expire five years from the Initial Exercise Date and the Series C Warrants will expire 12 months from the Initial Exercise Date.

On May 12, 2025, we entered into a placement agency agreement with A.G.P./Alliance Global Partners, or A.G.P., pursuant to which A.G.P. agreed to serve as lead placement agent for the issuance and sale of the Ordinary Shares, Series B Warrants and Series C Warrants. We agreed to pay A.G.P. an aggregate cash fee equal to 7.0% of the gross proceeds received by us from the sale of the securities in the May 2025 Public Offering. We also agreed to pay A.G.P. $65,000 for accountable expenses and $10,000 for non-accountable expenses. The placement agency agreement has indemnification and other customary provisions for transactions of this nature.

At-the-Market Offering

On June 9, 2025, we filed a prospectus supplement, or the Prospectus Supplement, to supplement and amend the previously filed prospectus supplement, dated June 9, 2023, or the Prior Prospectus Supplement, to increase the dollar amount of Ordinary Shares, that may be offered and sold under our sales agreement, or the ATM Sales Agreement with A.G.P., dated June 9, 2023, by $2,381,812.

Dimona, Israel Production Facility

We manufacture our proprietary bCube™ components for our TES systems at our production facility in Dimona, Israel. After production, TES system components are shipped to customer sites for on-site assembly. The current production line is designed to support an annual capacity of up to 1 GWh of bCube™ thermal storage units, which aligns with our existing project pipeline.

Our Dimona facility, inaugurated on May 2, 2023, is Industry 4.0 compliant and has been designed to accommodate a fully automated production process. As of the end of the first quarter of 2025, the facility reached full automation, supporting a production capacity of 1 GWh annually. The facility is built with infrastructure and flexibility to scale up to a production capacity of up to 4 GWh per year, subject to increased market demand and the receipt of additional orders beyond our current capacity.

The facility has also been designed with replicability in mind, enabling the establishment of similar gigafactories in strategic markets such as Europe and the United States. This approach supports localized manufacturing, shortens supply chains, and reduces logistics costs.

While the initial build-out of the Dimona plant was financed through a non-dilutive €7.5 million credit facility agreement with the European Investment Bank, or the EIB, of which €4 million was withdrawn in July 2022—we did not draw on the remaining €3.5 million tranche. Instead, we plan to prioritize investment in localized production facilities in Europe and the U.S. to support our global expansion strategy.

Business Strategy and Addressable Markets

Industrial heat accounts for 25% of global energy demand as well as one quarter of the world’s energy pollution. As renewable energy generation increases, the need for a reliable method to store clean energy is a major challenge facing the industry and regulators. Electrothermal energy storage, or ETES, fills the gap between the variability of renewable energy availability and the steady need for industrial heat demand, and is estimated at $155 billion of addressable market value. ETES also charges by taking excess power off the grid when power is cheapest and stores the energy to output power as needed and when energy prices are higher. Our primary market is the electrification of heat for the industrial sector. We are focused on the sale of thermal storage equipment using several business models. To date, the completed projects employ the sale of equipment model in which we design and sell our equipment to third party customers, install the equipment at the customer’s site and the customer remains the owner of the equipment and we provide warranty and maintenance services to the customer at a predetermined price as part of the sale package.

In 2023, we also started the implementation of our new business model, the EaaS model, wherein we install a TES bGenTM system for the benefit of third-party customers at a customer’s site and provide operation and maintenance services. We then sell energy (steam, hot air, etc.) to the customer at agreed upon prices. The EaaS model is more suitable to industrial customers who are not energy experts and wish to outsource their energy services. In 2023, for the Tempo Beverages Ltd., or Tempo, project, we initiated our first EaaS contracts where we plan to own, finance, build and operate our TES systems at or near our customers’ sites and either sell the energy to the customer at a fixed energy price or receive a fixed revenue stream in connection with the energy service provided to the customer. In both cases, we have granted the customer a right to acquire the TES system after fixed period. Backed by our TES gigafactory in Dimona, Israel, which at its full production capacity target of 4 GWh is expected to produce $200 million worth of bGen™ systems annually.

We market our products through exclusive distributers in our target markets, with online marketing efforts to attract potential customers, and direct outreach to potential customers through our sales team. Our primary target markets are in the United States, Europe, and Israel. We are initiating commercial equipment sales or EaaS model agreements in many of these target markets and, depending on their success, we expect to develop our sales and services for future customers in these regions.

Corporate Information

We are an Israeli corporation based in Rosh Haayin, Israel, and were incorporated in Israel in 2012 as Brenmiller Energy Consulting Ltd. On July 2, 2013, we filed a name change certificate to change our name to Brenmiller Energy Ltd. In August 2017, we became a public company in Israel and our Ordinary Shares were listed for trade on the Tel Aviv Stock Exchange, or TASE. In May, 2022, our Ordinary Shares were listed and began trading on Nasdaq. On March 23, 2023, we announced our intension to voluntary delist our securities from trading on the TASE, which took effect on September 11, 2023 (the last trading day was September 7, 2023). Our principal executive offices are located at 13 Amal St. 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel. Our telephone number in Israel is +972-77-693-5140. Our website address is https://bren-energy.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market LLC, or the Nasdaq Stock Market, rules for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares currently issued and outstanding	13,579,259 Ordinary Shares.

Ordinary Shares offered by us	Up to 888,890 Ordinary Shares issuable upon the exercise of the Outstanding Warrants.

The Outstanding Warrants	The Outstanding Warrants were issued as part of a Public Offering that closed on January 25, 2024. The exercise price of each Warrant is $5.00 per Ordinary Share. The Warrants sold in the Public Offering were exercisable immediately and will expire five years from the date of issuance. The Outstanding Warrants are subject to the 9.99% beneficial ownership limitation set forth in the Public Offering

Ordinary Shares to be outstanding assuming the exercise of the Outstanding Warrants	14,468,149 Ordinary Shares.

Use of proceeds	We may receive $4,444,450 in gross proceeds upon the exercise of the Outstanding Warrants. We currently expect to use the proceeds from the exercise of the Outstanding Warrants for general and administrative corporate purposes, including working capital and capital expenditures.

Risk factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

Nasdaq symbol	“BNRG”

The number of Ordinary Shares to be outstanding immediately after this offering is 14,468,149, which assumes that all of the Outstanding Warrants are exercised and is based on 13,579,259 Ordinary Shares outstanding as of June 12, 2025. This number excludes:

●	an aggregate of 543,205 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.01 to $247.10 per Ordinary Share, issued to directors, officers, service providers and employees;

●	an aggregate of 482,604 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $12.00 to $16.66 per Ordinary Share, issued to certain investors in connection with private placements; and

●	an aggregate of 4,615,386 Ordinary Shares issuable upon exercise of warrants sold in the May 2025 Offering at an exercise price of $0.75 per Ordinary Share.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our summary consolidated financial information as of and for the periods ended on the dates indicated below. We have derived the following statements of operations data for the two-year period ended December 31, 2024 from our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2024, or the Annual Report, which is incorporated by reference into this prospectus. We have derived the following summary balance sheet data as of December 31, 2024 from our audited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. See “Risk Factors” beginning on page 7 of this prospectus. The following summary consolidated financial data should be read in conjunction with Item 5. Operating and Financial Review and Prospects and our financial statements and related notes included in our Annual Report on Form 20-F for the year ended December 31, 2024 which is incorporated by reference into this prospectus.

We report our financial statements in accordance with U.S. GAAP.

	Year ended December 31
	2024	2023
	U.S. dollars in thousands (except per share amounts)
Revenues:
Licensing fees	-	-
engineering services	-	621
	$-	$621
Costs and expenses:
Cost of revenues	(985)	(1,555)
Research and development, net	(3,589)	(3,178)
Selling and marketing	(1,197)	(1,148)
General and administrative	(4,557)	(4,637)
Rotem 1 project – impairment and closure loss, net	-	-
Other income (expenses), net	(234)	37
Operating loss	(10,562)	(9,860)
Financial income, net	3,790	212
Net loss	(6,772)	(9,648)
Loss per share:
Basic and diluted	$(1.29)	$(4.99)
Weighted average number of shares outstanding used in the computation of basic and diluted loss per share	5,235,486	1,952,097

	As of December 31, 2024
U.S. dollars in thousands	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
Consolidated Statement of Financial Position:
Cash and Cash equivalents	$4,101	$7,420	$11,864
Total non-current liabilities, excluding operating lease liabilities	4,613	4,313	4,313
Share capital	124	124	124
Additional paid in capital	108,615	112,461	116,905
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(102,200)	(102,427)	(102,427)
Total equity	4,486	8,105 (1)	12,549 (2)

(1)	Pro forma gives effect to:

	(i)	the issuance and sale of 2,942,574 Ordinary Shares from December 31, 2024 to the date of this prospectus under the ATM Sales Agreement, pursuant to an “at the market offering” program and the receipt, of net proceeds of $2,098 thousand from such sales;

	(ii)	the issuance and sale of 2,307,693 securities in the May 2025 Public Offering;

(iii)	the issuance of an aggregate of 234,201 Ordinary Shares with respect to 234,201 restricted share units we have granted to employees from December 31, 2024 to the date of this prospectus; and

(2)	Pro forma as adjusted gives further effect to the exercise of the 888,890 Warrants sold in the Public Offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and those described under the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2024 and all other information contained or incorporated by reference into this prospectus and the documents incorporated by reference into this prospectus before making an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to Our Financial Condition and Capital Requirement

Our management has concluded, and the report of our independent registered public accounting firm contains an explanatory paragraph that indicates, that there are conditions that raise substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

We have not yet generated significant revenues from our operations, we had an accumulated deficit as of December 31, 2024 of $102,200 thousand and we also have a history of net losses and negative operating cash flows. In 2022, we began commercializing our products and services and recently commenced operating a new production facility in Dimona, Israel after shifting our operations from the development stage to commercial operations. However, we expect to continue incurring losses and negative cash flows from operations until we reach profitability. As a result of these expected losses and negative cash flows from operations, along with our current cash position, our management has concluded that these conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to commercialize our products and services and raise additional funds through the issuance of equity or debt securities or otherwise. Further reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to this Offering and the Ownership of our Securities

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On August 12, 2024, we received a written notice from the Nasdaq Stock Market indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. On January 16, 2025, we announced that we received a written notice from Nasdaq that we have regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). The Nasdaq staff made this determination of compliance after the closing bid price of our ordinary shares on Nasdaq was at $1.00 per share or greater for the 10 consecutive business days prior to the date of the notice. Accordingly, we have regained compliance with Nasdaq Listing Rule 5550(a)(2), and Nasdaq considers the prior bid price deficiency matter now closed.

However, there can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other Nasdaq listing criteria.

If, for any reason, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a decrease in the number of institutional and general investors that will consider investing in our Ordinary Shares;

●	a determination that our ordinary shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage;

●	a reduction in the number of market makers for our ordinary shares and the number of broker-dealers willing to execute trades in shares of our Ordinary Shares;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	being subject to regulation in each state in which we offer our securities.

The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares in this offering.

The trading price of our Ordinary Shares is likely to be volatile. As a result of this volatility, you may not be able to sell the Ordinary Shares at or above the price at which you paid. The market price for the Ordinary Shares may be influenced by many factors, including:

●	our dependency on the successful development, marketing and sale of our proprietary technology, including our TES systems, to our target customers;

●	the loss of the services of any of our executive officers or any key employees or consultants may adversely affect our ability to execute our business plan and harm our operating results;

●	our dependency upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business;

●	our dependency upon third-party service providers to provide a high quality of service, which if not met, may impact the utility of our products, our business, operating results and reputation;

●	our dependency on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products;

●	obtaining and upholding permits, certifications and authorization in various jurisdictions;

●	the field of energy storage integration is relatively new and still developing, and the regulation of the field is also changing and developing;

●	general economic weakness, including inflation, or industry and market conditions;

●	whether a market for the Ordinary Shares will be sustained;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general, and the Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

Future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares on Nasdaq may cause the market price of our Ordinary Shares to decline. Sales by our shareholders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your Ordinary Shares.

Although our Ordinary Shares are listed on Nasdaq, an active trading market for the Ordinary Shares may not be sustained. It may be difficult for you to sell your Ordinary Shares without depressing the market price for the Ordinary Shares at all. As a result of these and other factors, you may not be able to sell your Ordinary Shares at or above the sale price or at all. Further, an inactive market may also impair our ability to raise capital through the sale of additional equity securities and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. In addition, the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, imposes restrictions on our ability to declare and pay dividends.

We may need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all. Raising additional capital may cause dilution to our existing shareholders and may adversely affect the rights of existing shareholders.

Growing and operating our business will require significant cash outlays and capital expenditures and commitments. If cash on hand and cash from operating activities are not sufficient to meet our cash requirements, we will need to seek additional capital. We may need to raise additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. We may not be able to raise needed cash on terms acceptable to us or at all. Financing may be on terms that are dilutive or potentially dilutive to our shareholders, as described below, and the prices at which new investors would be willing to purchase our securities may be lower than the current price per share. The holders of new securities may also have rights, preferences, or privileges which are senior to those of existing holders of Ordinary Shares. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.

To the extent that we raise additional capital through the issuance of equity or otherwise including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity (such as this offering) or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Ordinary Shares if we are or were to become a PFIC.

Based on the projected composition of our income and valuation of our assets, we may be a passive foreign investment company, or PFIC, for 2025 and may become or continue to be a PFIC in the future. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund”, or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenues Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a QEF or mark-to-market election. U.S. taxpayers that have held the Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the Ordinary Shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Ordinary Shares in the event that we are a PFIC (see “Taxation-U.S. Federal Income Tax Considerations-Passive Foreign Investment Companies” for additional information).

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in the Company and adversely affect the market price of the Ordinary Shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies”, including the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and the extended transition period for complying with new or revised financial accounting standards.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of our Ordinary Shares pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for the Ordinary Shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are subject to less stringent disclosure requirements than domestic registrants and are permitted and may in the future elect to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. registrants.

As a foreign private issuer and emerging growth company, we may be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. As a foreign private issuer in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Israeli legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We will follow Israeli laws and regulations that are applicable to Israeli companies with securities registered under the Exchange Act. However, Israeli laws and regulations applicable to Israeli companies do not contain any provisions comparable to the U.S proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K, or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic registrants that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Israeli laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Israeli law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. registrant.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2025. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors, or management are U.S. citizens or residents, and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic registrant may be significantly higher.

As a public company in the United States, our management will be required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.

As a public company in the United States, we incur additional significant accounting, legal and other expenses that we did not incur before May 2022. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act as they become applicable to us. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees, and shareholder reporting, and make some activities more time-consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules, and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Sales of a significant number of our Ordinary Shares in the public markets or significant short sales of our Ordinary Shares, or the perception that such sales could occur, could depress the market price of our Ordinary Shares and impair our ability to raise capital.

Sales of a substantial number of our Ordinary Shares or other equity-related securities in the public markets could depress the market price of our Ordinary Shares. If there are significant short sales of our Ordinary Shares, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of our Ordinary Shares to sell their shares, thereby contributing to sales of our Ordinary Shares in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our Ordinary Shares, our share price and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our Ordinary Shares, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Ordinary Shares or trading volume to decline.

Risks Related to our Incorporation and Our Operations in Israel

Potential political, economic and military instability in Israel, where our headquarters, members of our management team, our production facilities, and employees are located, may adversely affect our results of operations.

Our executive offices and production plant, wherein most of our employees are employed, are located in Rosh Haayin and Dimona, Israel. In addition, the majority of our key employees, officers, and directors are Israeli citizens. Accordingly, political, economic, and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). While Israel has entered into peace agreements with Egypt, Jordan, the United Arab Emirates, Bahrain, Morocco and Sudan, it has no peace arrangements with any other neighboring or other Arab countries.

In April 2024 and October 2024, Iran launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel. Relations between Israel and Iran continue to be hostile, due to the fact that Iran is a state sponsor of Hamas and Hezbollah, maintains a military presence in Syria and Lebanon, alongside Israel’s northern border, and is viewed as a strategic threat to Israel in light of its nuclear program. On June 13, 2025, in light of continued nuclear threats and intelligence assessments indicating imminent attacks, Israel launched a preemptive strike directly targeting military and nuclear infrastructure inside Iran aimed to disrupt Iran’s capacity to coordinate or launch further hostilities against Israel, as well as disrupt its nuclear program. Although certain ceasefire agreements have been reached with Hamas and Lebanon (with respect to Hezbollah), these agreements have failed to be fully upheld and military activity and hostilities continue to exist at varying levels of intensity, and the situation remains volatile, with the potential for escalation into a broader regional conflict.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists). In response to increases in terrorist and military activity hostile to Israel, there have been periods of significant call-ups of military reservists to active duty. For example, on October 7, 2023, Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel. On the same day, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty, including a few of our employees. As of June 13, 2025, one of our employees, who is not a member of our management, is deployed for reserve military service. Our operations could be disrupted by future reserve duty call-ups. While none of our facilities or infrastructure have been damaged since the war with Hamas broke out on October 7, 2023, the import and export of goods may experience disruptions in and out of Israel as a result of military conflict. A prolonged war could result in further military reserve duty call-ups in the future as well as irregularities to our supply chain and the movement of components and raw material into Israel and our finished products exported from Israel. Such disruption could materially adversely affect our business, prospects, financial condition, and results of operations.

In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. The restrictive laws, policies, or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse effect on our business in the future, for example by way of sales opportunities that we could not pursue or from which we will be precluded. In addition, should the movement for boycotting, divesting, and sanctioning Israel and Israeli institutions (including universities) and products become increasingly influential in the United States and Europe, this may also adversely affect our business and financial condition. Further deterioration of Israel’s relations with the Palestinian Authority or countries in the Middle East could expand the disruption of international trading activities in Israel, may materially and negatively affect our business conditions, could harm our results of operations, and adversely affect the market price of our Ordinary Shares.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and the market price of our Ordinary Shares.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations, financial condition and our ability to raise additional funds.

General Risk Factors

Our amended and restated articles of association provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our shareholders’ ability to choose the judicial forum for disputes with us, our directors, shareholders, or other employees.

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations promulgated under the Securities Act or the Exchange Act as a result of our exclusive forum provision.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing provision of our amended and restated articles of association. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our amended and restated articles of association. If a court were to find the exclusive forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations.

Although we believe the exclusive forum provision benefit us by providing increased consistency in the application of U.S. federal securities laws the Israeli Companies Law, or New York law, as applicable, in the types of lawsuits to which they apply, such exclusive forum provision may limit a shareholder’s ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs for disputes with us or any of our directors, shareholders, officers, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, shareholders, officers, or other employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs, and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

●	our ability to maintain or protect the validity of our European, U.S., and other patents and other intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our products;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws; and

●	general market, political, and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the multi-front war Israel is facing.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We may receive $4.44 million in gross proceeds upon the exercise of the Outstanding Warrants.

We currently expect to use the proceeds from the exercise of the Outstanding Warrants for general and administrative corporate purposes, including working capital and capital expenditures.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including our development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend.

Pending our use of the net proceeds from the Public Offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Under the Companies Law, the repurchase of shares is considered a dividend distribution.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due, generally referred to as the Solvency Criteria. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution, generally referred to as the Earnings Criteria. In the event that we do not meet such Earnings Criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that we comply with the Solvency Criteria.

However, pursuant to regulations promulgated under the Companies Law applicable for Israeli companies whose shares are listed on stock exchanges outside of Israel, or the Exemptions Regulations, an Israeli company whose shares are listed outside of Israel is permitted to perform a distribution by way of repurchasing its own shares, even if the Earnings Criteria are not met, without the need for court approval. The exemption is subject to certain conditions, including, among others: (i) The distribution meets the Solvency Criteria; and (ii) no rejection was filed by any of the company’s creditors to the court. If any creditor objects to the distribution, the company will be required to obtain the court’s approval for the distribution.

Payment of dividends may be subject to Israeli withholding taxes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2024:

●	on an actual basis;

●	on a pro forma basis which gives effect to:

(i)	the issuance and sale of 2,942,574 Ordinary Shares from December 31, 2024 to the date of this prospectus under the ATM Sales Agreement, pursuant to an “at the market offering” program and the receipt, of net proceeds of $2,098 thousand from such sales;

(ii)	the issuance and sale of 2,307,693 securities in the May 2025 Public Offering;

(iii)	the issuance of an aggregate of 234,201 Ordinary Shares with respect to 234,201 restricted share units we have granted to employees from December 31, 2024 to the date of this prospectus; and

●	on a pro forma as adjusted basis which gives further effect to the exercise of the 888,890 Warrants in the Public Offering.

You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report and our financial statements and related notes incorporated by reference in this prospectus.

	As of December 31, 2024
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$4,101	$7,420	$11,864
Debt:
European Investment Bank (“EIB”) loan	4,303	4,303	4,303
Share based payment liability	300	-	-
Warrants’ liability	10	10	10
Total debt	$4,613	$4,313	$4,313
Shareholders’ equity:
Ordinary Shares, no par value- authorized 15,000,000; Issued and outstanding 8,094,791 as of December 31, 2024; 150,000,000 Ordinary Shares authorized 13,579,259 shares issued outstanding, pro forma and 150,000,000 Ordinary Shares authorized, 14,468,149 shares issued outstanding, pro forma as adjusted	124	124	124
Additional paid in capital	108,615	112,461	116,905
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(102,200)	(102,427)	(102,427)
Total equity	$4,486	$8,105	$12,549
Total capitalization	$9,099	$12,418	$16,862

The number of Ordinary Shares to be outstanding immediately after this offering is 14,468,149, which assumes that all of the Outstanding Warrants are exercised and is based on 13,579,259 Ordinary Shares outstanding as of June 12, 2025. This number excludes:

●	an aggregate of 543,205 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.01 to $247.10 per Ordinary Share, issued to directors, officers, service providers and employees;

●	an aggregate of 482,604 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $12.00 to $16.66 per Ordinary Share, issued to certain investors in connection with private placements; and

●	an aggregate of 4,615,386 Ordinary Shares issuable upon exercise of warrants sold in the May 2025 Offering at an exercise price of $0.75 per Ordinary Share.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share you will pay upon exercise of the Outstanding Warrants and the pro forma as adjusted net tangible book value per Ordinary Share after exercise of the Outstanding Warrants. As of December 31, 2024, we had a net tangible book value of $4.5 million, corresponding to a net tangible book value per Ordinary Share of $0.55. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 8,094,791, the total number of Ordinary Shares issued and outstanding as of December 31, 2024.

Our pro forma net tangible book value as of December 31, 2024, would have been approximately $8.1 million, representing approximately $0.60 per Ordinary Share. Pro forma net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 13,579,259 the total number of Ordinary Shares issued and outstanding on June 12, 2025, after giving effect to (i) the issuance and sale of 2,942,574 Ordinary Shares from December 31, 2024 to the date of this prospectus under  a sales agreement pursuant to an “at-the-market” offering and the receipt of net proceeds of $2,098 thousand from such sale; (ii) the issuance and sale of 2,307,693 securities in the May 2025 Public Offering; and (iii) the issuance of an aggregate of 234,201 Ordinary Shares with respect to 234,201 restricted share units we have granted to employees from December 31, 2024 to the date of this prospectus.

After giving effect to the exercise of the Outstanding Warrants as if the exercise of the Outstanding Warrants had occurred on December 31, 2024, our pro forma as adjusted net tangible book value estimated at December 31, 2024, would have been approximately $12.5 million, representing $0.87 per Ordinary Share.

The following table illustrates this dilution of 83% per Ordinary Share:

Exercise price per Warrant	$5.00
Net tangible book value per Ordinary Share as of December 31, 2024	$0.55
Pro forma net tangible book value per Ordinary Share	0.60
Increase in net tangible book value per Ordinary Share attributable to Outstanding Warrant holders purchasing Ordinary Shares pursuant to Outstanding Warrant exercises in this offering	$0.27
As adjusted net tangible book value per Ordinary Share to give effect to Outstanding Warrant holders purchasing Ordinary Shares in this offering	$0.87
Dilution per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering	$4.13
Percentage of dilution in net tangible book value per Ordinary Share for Outstanding Warrant holders	83%

The number of Ordinary Shares to be outstanding immediately after this offering is 14,468,149, which assumes that all of the Outstanding Warrants are exercised and is based on 13,579,259 Ordinary Shares outstanding as of June 12, 2025. This number excludes:

●	an aggregate of 543,205 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.01 to $247.10 per Ordinary Share, issued to directors, officers, service providers and employees;

●	an aggregate of 482,604 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $12.00 to $16.66 per Ordinary Share, issued to certain investors in connection with private placements; and

●	an aggregate of 4,615,386 Ordinary Shares issuable upon exercise of warrants sold in the May 2025 Offering at an exercise price of $0.75 per Ordinary Share.

To the extent that outstanding options or warrants are exercised, or we issue additional Ordinary Shares under our 2013 global incentive option plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

The following description of our share capital, provisions of our amended and restated articles of association as may be amended and restated from time to time, and Israeli law are summaries and do not purport to be complete, and is qualified in its entirety by reference to, the provisions of our amended and restated articles of association as well as the Israeli law and any other documents referenced in the summary and from which the summary is derived.

As of June 12, 2025, our authorized share capital consisted of 150,000,000 Ordinary Shares, of which 13,579,259 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, fully paid, and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 514720374.

Ordinary Shares

In the last three years, we have issued an aggregate of 12,056,861 Ordinary Shares in several private placements, public offerings, rights offerings and exercise of employees’ stock options for aggregate net proceeds of approximately $20,620 thousand (in each case based on the exchange rate of the NIS and dollar applicable on the day of the closing of the respective transaction).

Options

In the last three years, we have granted options to purchase an aggregate of 475,005 Ordinary Shares to officers, service providers, beneficial owner and employees with exercise prices ranging from $0.01 to $40.0 per share. No Ordinary Shares were issued upon exercises of such options in the last three years.

Warrants

In the last three years, we have granted warrants to purchase an aggregate of 6,001,702 Ordinary Shares to investors with exercise prices ranging from $0.75 to $16.66 per share. No Ordinary Shares were issued upon exercises of such warrants in the last three years.

The following summary of certain terms and provisions of the Warrants that were offered in the Public Offering. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrants for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. Each Warrant offered in the Public Offering has an initial exercise price per share equal to $5.00. The Warrants are immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. The Warrants will be issued separately from the Ordinary Shares and will be held separately immediately thereafter. A Warrant to purchase one Ordinary Share will be issued for every Ordinary Share or Pre-Funded Warrant to purchase one share purchased in this offering.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder’s Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional Ordinary Shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the value of the shares being paid up, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Warrants.

Transferability. Subject to applicable laws, a Warrant may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holders of the Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of our Ordinary Shares, (iv) any reclassification, reorganization or recapitalization of our shares of Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of our Ordinary Shares, the holders shall have the right to receive the number of Ordinary Shares for which the Warrant is exercisable immediately prior to the occurrence of such fundamental transaction of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant that is being offered and paid to the holders of our Ordinary Shares in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Ordinary Shares are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Our Amended and Restated Articles of Association

Purposes and Objects of the Company

Our purpose is set forth in Article 3 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Each ordinary share in the Company’s share capital has equal rights, for all intents and purposes, to every other ordinary share, including the right to dividends, bonus shares and a share of the division of the company’s surplus assets upon liquidation, without taking into account any premium that was paid for it, all of which subject to the provisions of the article of association.

Each of the Ordinary Shares entitles its owner to the right to participate in the general meeting of the company and to one vote on a resolution.

Election of Directors

Under our amended and restated articles of association, the board of directors is to consist of not less than three (3) and not more than nine (9) directors. We currently have seven (7) directors on our board of directors (including the external directors, if applicable).

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms (excluding external directors, if applicable). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of directors is fewer than three, our board of directors may only act in an emergency or to fill the director vacancy so that there are up to three directors, but not for any other purpose.

External directors, if applicable, are elected by a majority vote at a shareholders’ meeting, as long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the election of the external director, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be re-elected by shareholders to serve in that capacity for up to two additional three-year terms, provided that certain conditions, as described in the Companies Law, are met.

Notwithstanding the above, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirmed and presented to the general shareholders meeting that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the re-election of the external director at a general shareholders meeting, our shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

Under the Exemptions Regulations, except as provided below, companies incorporated under the laws of the State of Israel that are publicly traded, including Israeli companies with shares listed on the Nasdaq, are required to appoint at least two external directors who meet the qualification requirements set forth in the Companies Law. The definitions of an external director under the Companies Law and independent director under Nasdaq Stock Market rules are similar such that it would generally be expected that the external directors will also comply with the independence requirement under Nasdaq Stock Market rules.

Under the Exemptions Regulations, the board of directors of a company such as us is not required to have external directors if: (i) the company does not have a controlling shareholder (as such term is defined in the Companies Law); (ii) a majority of the directors serving on the board of directors are “independent,” as defined under Nasdaq Rule 5605(a)(2); and (iii) the company complies with the laws of the foreign country and as they apply to companies incorporated in that country (as such term is defined under the Exemptions Regulations) and follows Nasdaq rules regarding the appointment of independent directors and the composition of the audit and compensation committees. The Company meets all these requirements. On May 21, 2025, our board of directors resolved to adopt the corporate governance exemption set forth above, and accordingly we no longer have external directors as members of our board of directors.

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or such number of directors equal to one-quarter of the members of the directors then at office and/or (ii) one or more shareholders holding, in the aggregate, either (a) five percent (5%) or more of our outstanding issued shares and one percent (1%) or more of our outstanding voting power or (b) five percent (5%) or more of our outstanding voting power, or the Non Exempted Holding, however, under the Exemptions Regulations, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of (i) one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five percent (5%) in the past, and at least one percent (1%) of the voting rights in the company, or (ii) one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Under the Companies Law, one or more shareholders holding at least one percent 1% of the voting rights at the general meeting may request that our board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting (and in case of a proposed additional agenda item for nominating or removing a director, at least five percent (5%) of the outstanding voting rights of the Company). Under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member, as an item on the agenda of a future general meeting (if the company sees fit), provided that the shareholder holds at least five percent (5%) of the voting rights of the company (instead of one percent (1%) in the past).

However, any such shareholder may make such a request for nomination of directors only if a notice of such shareholder’s intent to make such nomination has been given to our board of directors in accordance with the regulations promulgated under the Companies Law and our amended and restated articles of association. Any such notice must include certain information, including the consent of the proposed director nominee to serve as our director if elected, and a declaration that the nominee signed declaring that he or she possesses the requisite skills and has the availability to carry out his or her duties. Additionally, the nominee must provide details of such skills, demonstrate an absence of any limitation under the Companies Law that may prevent his or her election, and affirm that all of the required election-information is provided to us, pursuant to the Companies Law.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by our board of directors, which according to the Companies Law may be between four (4) and sixty (60) days prior to the date of the meeting, as applicable according to the matters on the general meeting agenda. According to the Companies Law, resolutions regarding the following matters must be approved at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of directors powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors (other than in the cases specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Notices

The Companies Law, the regulations promulgated thereunder, and the governing terms of notice and publication of shareholder meetings of public companies require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with officeholders or interested or related parties, approval of our Chief Executive Officer to serve as the chairman of the board of directors and vice versa, or approval of a merger, notice must be provided at least 35 days prior to the meeting.

Pursuant to our amended and restated articles of association, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given, and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

Quorum

According to our amended and restated articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights within half an hour of the time determined for starting the meeting. If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice to such meeting (which may be earlier or later than the date pursuant to clause (i) above), or (iii) to such day and at such time and place as the chairperson of the meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum, but in any other case any Shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by written ballot or in any other manner detailed in our amended and restated articles of association.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in the Company

There are no limitations on the right to own our securities, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of our Ordinary Shares.

Provisions Restricting Change in Control of the Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of our board of directors. Other than that, there are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger will be subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders instead. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but did not receive the separate approval of each class or the exclusion of the votes of certain shareholders or receive the approval of the general meeting of the shareholders, as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to our outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemptions Regulations, the aforesaid limitations regarding a “special” tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his, her or its Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Exclusive Forum

Our articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our articles of association does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provision of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which has not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israel, or other taxing jurisdiction.

ISRAELI TAX CONSIDERATIONS AND GOVERNMENT PROGRAMS

The following is a description of the material Israeli income tax consequences of the ownership of our Ordinary Shares. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax. As of January 2018, the corporate tax rate is 23%. However, the effective tax rate payable by a company that derives income from a “Preferred Enterprise” (as discussed below) may be considerably less.

Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

The Encouragement of Industry (Taxes) Law, 5729-1969

The Encouragement of Industry (Taxes) Law, 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies, or Industrial Companies.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, that was incorporated in Israel, of which 90% or more of its income in a tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it located in Israel or in the “Area”, in accordance with the definition under section 3A of the Income Tax Ordinance (New Version), 1961. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

●	amortization of the cost of purchasing a patent, rights to use a patent, and know-how, which are used for the development or advancement of the company, over an eight-year period, commencing on the year in which such rights were first exercised;

●	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies;

●	expenses related to a public offering are deductible in equal amounts over three years; and

●	accelerated depreciation rated on certain equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

It is possible that the Company may fail to qualify or may not continue to qualify as an “Industrial Company” or that the benefits described above will not be available in the future.

Grants for Research and Development

Under the Israeli Encouragement of Research, Development and Industrial Initiative Technology Law, 5744-1984, as amended, and related regulations, or the Research Law, research and development programs that meet specified criteria and are approved by the IIA are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, in exchange for the payment of royalties from the revenues generated from the sale of products and related services developed, in whole or in part pursuant to, or as a result of, a research and development program funded by the IIA. The royalties are generally at a range of 3.0% to 5.0% of revenues until the entire IIA grant is repaid, together with relevant interest. Under IIA regulations, grants received before June 30, 2017, bear the annual interest rate that applied at the time of the approval of the applicable IIA file which will apply to all of the funding received under such IIA approval. Grants received from the IIA after June 30, 2017, bear an annual interest rate based on the 12-month SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%. Grants approved after January 1, 2024, shall bear the higher interest rate of (i) 12 months SOFR, plus 1%, or (ii) a fixed annual interest rate of 4%.

The terms of the Research Law also require that the manufacture of products developed with government grants be performed in Israel unless the IIA approved otherwise in the original approval letter of the funded program. The transfer of manufacturing activity outside Israel which was not originally approved in the approval letter is subject to the prior approval of the IIA. Under the regulations of the Research Law, assuming we receive approval from the IIA to manufacture our IIA-funded products outside Israel, we may be required to pay increased royalties. The increase in royalties depends upon the manufacturing volume that is performed outside of Israel as follows:

Percentage of manufacturing activities performed outside of Israel, cumulatively	The increased payment to the IIA
Up to 50%	120% of the received grants + interest
50% - 90%	150% of the received grants + interest
90% or more	300% of the received grants + interest

If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be equal to the ratio obtained by dividing the amount of the grants received from the Office of the IIA and our total investment in the project that was funded by these grants. The transfer of no more than 10% of the manufacturing capacity in the aggregate outside of Israel is exempt under the Research Law from obtaining the prior approval of the IIA, however, the Company is required to notify the IIA regarding such transfer. A company requesting funds from the IIA also has the option of declaring in its IIA grant application an intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval. On January 6, 2011, the Research Law was amended to clarify that the potential increased royalties specified in the table above will apply even in those cases where the IIA approval for transfer of manufacturing outside of Israel is not required, namely when the volume of the transferred manufacturing capacity is less than 10% of total capacity or when the company received an advance approval to manufacture abroad in the framework of its IIA grant application. For applications to manufacture abroad submitted to the IIA after October 25, 2023, the maximum increased payment has been reduced to 150% of the IIA grants, plus interest accrued thereon, from 300% plus interest accrued thereon.

The know-how developed within the framework of the IIA plan may not be transferred to parties outside Israel without the prior approval of a governmental committee charted under the Research Law. The approval, however, is not required for the export of any products developed using grants received from the IIA. The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project to a party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Research Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration, or the Basic Account. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between the aggregate IIA grants received by the company and the company’s aggregate research & development expenses, multiplied by the transaction consideration. The maximum amount payable to the IIA in case of transfer of know-how outside Israel shall not exceed six times the value of the grants received plus interest minus the royalties paid, with a possibility to reduce such payment to up to three times the value of the grants received plus interest if it is demonstrated, to the satisfaction of the IIA, that the recipient of the know-how will keep at least 75% of the research & development activity in Israel for a period of three years after payment to the IIA and retain at least 75% of the research and development employees who were at the Company at least 6 months before the know-how was transferred, subject to additional conditions specified in the regulations.

Transfer of know-how within Israel is subject to an undertaking of the recipient Israeli entity to comply with the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties, as further described in the Research Law and related regulations.

These restrictions may impair our ability to outsource manufacturing, engage in change of control transactions or otherwise transfer our know-how outside Israel and may require us to obtain the approval of the IIA for certain actions and transactions and pay additional royalties to the IIA. In particular, any change of control and any change of ownership of our Ordinary Shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires a prior written notice to the IIA in addition to any payment that may be required of us for transfer of manufacturing or know-how outside Israel. If we fail to comply with the Research Law, we may be subject to criminal charges or liable to the mandatory repayment of grants received by us (together with interest and penalties).

The Research Law defines an “interested party” as a non-Israeli citizen or resident who holds 5% or more of the shares or voting rights of the Company. Section 47B of the Research Law empowers the IIA to impose financial sanctions on the Company for failure to provide the required prior notification if such notification is not filed within 45 days following the Company’s receipt of a written notice from the IIA of the Company’s failure to provide such notification or for the Company’s failure to provide the IIA with any requested information. Such financial sanctions range from NIS 6,000 (approximately $1,650) for the Company’s failure to provide the required notice of an investor becoming an “interested party” and NIS 24,000 (approximately $6,600) for the Company’s failure to provide the IIA with such requested information. While persons becoming interested parties are also required to provide prior notice to the IIA, the Research Law does not contain provisions empowering the IIA to impose sanctions or other penalties on persons who fail to provide the required notification to the IIA. Other than providing the required notification prior to becoming an “interested party”, such persons do not have any ongoing obligations under the Research Law and are not required to provide the Company with any citizenship or residency information in connection with the IIA notification. Therefore, we believe that no direct material risk exists to investors from non-compliance with the notification obligations under the Research Law.

The Company will provide the IIA with prior written notice in connection with any change of control event and any change of ownership of the Ordinary Shares that would make a non-Israeli citizen or resident an “interested party” in the future.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the company; and

●	The research and development are carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Tax Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time, we may apply the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such an application will be accepted.

Encouragement of Capital Investments Law, 5719-1959

The Law for the Encouragement of Capital Investments, 1959, or the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law). The benefits available under the Investment Law are subject to the fulfillment of conditions stipulated therein. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, interest, or other monetary penalties.

Taxation of our Shareholders

Under Section 97(b3) of the Income Tax Ordinance (“ITO”), foreign residents are generally exempted from Israeli capital gains tax upon the sale of securities acquired by the seller following December 31, 2008, which were issued by an Israeli resident company if the following conditions are met:

●	The capital gain is not attributable to a “permanent establishment” in Israel of the foreign resident seller;

●	The securities were not acquired by the foreign resident seller from a relative (as defined under Section 88 of the ITO), and the provisions of Part E2 of the ITO (i.e., tax-exempt reorganizations) and Section 70 of the Real Estate Taxation Law (i.e., tax-exempt share issuances in real estate associations) do not apply to the securities.

●	The securities were not traded on a stock exchange in Israel at the time of the sale; and at the time the securities were acquired by the foreign resident sellers and during the two years preceding the foreign resident sellers’ disposition of the securities, the majority (i.e., more than 50%) of the value of the assets held by the company, directly or indirectly, was not sourced from one or more of the following:

1.	A right in real estate in Israel or in an Israeli Real Estate Association, each as defined under the Real Estate Taxation Law, and including any other right in Israeli real estate as defined under the Real Estate Law, 1969;

2.	A usage right in Israeli real estate or in any asset attached to real estate in Israel;

3.	A right to exploit natural resources in Israel;

4.	Right to the fruits (i.e., income) from real estate located in Israel.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty subject to receipt in advance of valid certificate from the ITA. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the United States-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise, unless a reduced tax rate is provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership, and sale of our Ordinary Shares. For this purpose, a “U.S. Holder” is a holder of our Ordinary Shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Ordinary Shares. This summary generally considers only U.S. Holders that will own our Ordinary Shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenues Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, (including with respect to the Tax Cuts and Jobs Act of 2017), and the U.S.-Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our Ordinary Shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the United States alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares as a hedge or as part of hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, our Ordinary Shares representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold our Ordinary Shares through a partnership or other pass-through entity is not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our Ordinary Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Taxation of Dividends Paid on Ordinary Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holder’s that are United States corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on our Ordinary Shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution that exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Ordinary Shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates, or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the U.S.-Israel Tax Treaty satisfies this requirement, and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our Ordinary Shares are readily tradable on Nasdaq or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Ordinary Shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our Ordinary Shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our Ordinary Shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such dollar value. If the U.S. Holder subsequently converts NIS into dollars or otherwise disposes of it, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be United States source ordinary exchange gain or loss.

Taxation of the Disposition of Ordinary Shares

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Ordinary Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Ordinary Shares in dollars and the amount realized on the disposition in dollar (or its dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of our Ordinary Shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to United States taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro-rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro-rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our Ordinary Shares at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain was recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our Ordinary Shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro-rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro-rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. Therefore, the QEF election will not be available with respect to our Ordinary Shares.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our Ordinary Shares which are regularly traded on a qualifying exchange, including Nasdaq, can elect to mark the Ordinary Shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of our Ordinary Shares and the U.S. Holder’s adjusted tax basis in our Ordinary Shares. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our Ordinary Shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Ordinary Shares), or in the case of estates and trusts on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder referred to below as a non-U.S. Holder, generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our Ordinary Shares.

A non-U.S. Holder may be subject to U.S. federal income tax on a dividend paid on our Ordinary Shares or gain from the disposition of our Ordinary Shares if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed place of business in the United States; or (2) in the case of a disposition of our Ordinary Shares, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and other specified conditions are met.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our Ordinary Shares if payment is made through a paying agent or office of a foreign broker outside the United States. However, if payment is made in the United States or by a United States-related person, non-U.S. Holders may be subject to backup withholding unless the non-U.S. Holder provides an applicable IRS Form W-8 (or a substantially similar form) certifying its foreign status or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of our Ordinary Shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Pursuant to recently enacted legislation, a U.S. Holder with interests in “specified foreign financial assets” (including, among other assets, our Ordinary Shares, unless such Ordinary Shares are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1C to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred by us in connection with the offer and sale of our securities. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$2,066	*
FINRA filing fee	$3,500	*
Printer fees and expenses	$2,000	*
Legal fees and expenses	$156,949	*
Accounting fees and expenses	$50,000	*
Miscellaneous	$600	*
Total	$215,115	*

*	Previously paid.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill his duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. These filings and our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://bren-energy.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	Our Reports of Foreign Private Issuer on Form 6-K submitted on March 14, 2025, April 2, 2025, May 14, 2025, and June 9, 2025; and

●	The description of our securities contained in our Form 8-A (File No. 001-41402), filed with the SEC on May 17, 2022, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 13 Amal St. 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel, or via e-mail: ofirz@bren-energy.com, Attention: Ofir Zimmerman, Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law, 1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, provide that a company may indemnify an officeholder against the following liabilities and expenses incurred for acts performed by him or her as an officeholder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an officeholder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such officeholder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an officeholder in connection with an Administrative Procedure under the Israeli Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees or payment required to be made to an injured party, pursuant to certain provisions of the Israeli Securities Law. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Israeli Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an officeholder.

The Companies Law also permits a company to undertake in advance to indemnify an officeholder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Under the Companies Law, exemption, indemnification and insurance of officeholders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of officeholders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

On December 5, 2024, the general meeting of our shareholders approved granting an indemnification and exemption letters to our officeholders and directors as may be from time to time, in the form previously approved by our shareholders. Indemnification letters, covering indemnification and insurance of those liabilities imposed under the Companies Law and the Israeli Securities Law, as discussed above, were granted to each of our officeholders and were approved for any future officeholders. All of the Company’s directors and the officers have executed indemnification letters

The maximum indemnification amount set forth in such letters to all of our officeholders is limited to an amount equal to the higher of (i): $5,000,000; and (ii) 25% of our total shareholders’ equity, neutralizing a provision made for such indemnification, as reflected in our most recent financial statements (annual or quarterly) prior to the date on which the indemnity payment is made. The maximum amount set forth in such letters is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and officeholders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Exemption

Under the Companies Law, an Israeli company may not exempt an officeholder from liability for a breach of his or her duty of loyalty, but may exempt in advance an officeholder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any officeholder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our officeholders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Exemption letters were granted to each of our officeholders and were approved for any future officeholders.

Limitations

The Companies Law provides that we may not exempt or indemnify an officeholder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the officeholder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the officeholder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the officeholder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) an act committed with the intention of making a personal profit unlawfully; or (4) any fine, monetary sanction, penalty or forfeit levied against the officeholder.

Under the Companies Law, exemption, indemnification and insurance of officeholders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our officeholders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since June 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Pursuant to a securities purchase agreement dated October 29, 2021, or the 2021 Private Placement, with the 2021 Private Placement Investors, on December 29, 2021, we issued 167,031 Ordinary Shares for aggregate gross proceeds of $7.5 million, or the First Closing. On December 29, 2021, we closed the First Closing of the 2021 Private Placement in which we offered 167,031 Ordinary Shares to the 2021 Private Placement Investors. On May 24, 2022, we closed the Second Closing of the 2021 Private Placement in which we offered 151,766 Ordinary Shares and 15,266 Prefunded Warrants. The 2021 Private Placement included an undertaking for us to file a registration statement with the SEC within 45 days from the First Closing. We filed the registration statement in connection with the 2021 Private Placement, which was subsequently declared effective by the SEC, and our Ordinary Shares began trading on Nasdaq on May 25, 2022.

On November 29, 2022, we entered into a definitive securities purchase agreements with certain investors, part of whom are existing shareholders, including Avraham Brenmiller, in which we sold 199,636 Ordinary Shares and 1,996,359 associated warrants in connection with the 2022 Private Placement. In addition, as of December 31, 2022, Avraham Brenmiller had an unpaid salary balance (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand). In exchange for such unpaid salary, on November 17, 2022, and November 23, 2022, the Compensation Committee and the Board of Directors, respectively, approved and voted to recommend that the shareholders approve to convert the unpaid salary into equity under the terms of the 2022 Private Placement, except the exercise period as described below. Accordingly, on February 5, 2023, we issued Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 (approximately $15.5) per each issued unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement). Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 (approximately $17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller.

On June 12, 2023, we entered into a definitive securities purchase agreement with Snowdrop Holding SA for the issuance and sale in a private placement offering of 248,778 units, each unit consisting of one Ordinary Share and one non-tradeable warrant to purchase one Ordinary Share at a price per unit of $10.0, for aggregate gross proceeds of approximately $2.5 million (NIS 8.97 million). The warrants have an exercise price of NIS 44 (approximately $12) per warrant and may be exercised beginning on June 12, 2024, until June 12, 2029. The offering closed on June 15, 2023.

On August 4, 2024, we entered into a definitive securities purchase agreement with Alpha, for a private placement of 1,000,000 Ordinary Shares at a price of $1.05 per share, or the August 2024 Private Placement. The closing of the August 2024 Private Placement was subject to certain conditions, including us obtaining consent from an existing lender. On November 3, 2024, we entered into an amendment, or the First Amendment, to the securities purchase agreement with Alpha. Pursuant to the First Amendment, it was agreed to extend the time by which we shall obtain consent from an existing lender, in connection with the transactions contemplated by the securities purchase agreement, from within 90 days of signing the securities purchase agreement to within 120 days of signing the securities purchase agreement. On November 27, 2024, we received the required approval from the lander and on December 4, 2024, the offering was closed. Under the terms of the securities purchase agreement for the August 2024 Private Placement, Alpha also had the right to make a further investment for 1,000,000 additional Ordinary Shares (or ordinary share equivalents) in the event that our Ordinary Shares closed at or above $2.50 per share within the 12 months from the date of the securities purchase agreement. The securities purchase agreement provided for registration rights for the Ordinary Shares and we filed a registration statement with the SEC to register the resale of the Ordinary Shares within thirty (30) days of closing on December 4, 2024. The private placement resulted in gross proceeds of $1.05 million. On January 16, 2025, we entered into a second amendment, or the Second Amendment, to the securities purchase agreement with Alpha. Pursuant to the Second Amendment, it was agreed to extend the notice period provided by Alpha to us to fifteen (15) business days in connection with Alpha’s right to make a further investment for 1,000,000 additional Ordinary Shares (or ordinary share equivalents) in the event that our Ordinary Shares close at or above $2.50 per share within 12 months from the date of the securities purchase agreement. Under the Second Amendment we also had the right to call Alpha’s additional investment right under certain circumstances in the event that the closing price of our Ordinary Shares is $4.00 or more for three consecutive trading days. The option under the Second Amendment has expired.

As of December 31, 2022, Mr. Avraham Brenmiller had an unpaid salary balance (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand). In exchange for the above unpaid salary, on November 17, 2022, and November 23, 2022, the compensation committee and the board of directors, respectively, approved and voted to recommend that the shareholders approve to convert the unpaid salary into equity under the terms of the November 2022 definitive securities purchase agreements, as described above, respectively, except the exercise period as described below. Accordingly, on January 24, 2023, our shareholders approved the conversion, and we granted Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 (approximately $15.5) per each issued unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement). Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 (approximately $17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller. These warrants expired on January 24, 2025

During 2023 and during 2024 the board of directors approved the issuance of up to 16,645 and up to 110,471 restricted shares respectively to certain service providers, of which 9,157 Ordinary Shares were issued in 2023 and an additional 115,635 Ordinary Shares were issued in 2024.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
1.1&	Form of Placement Agency Agreement
3.1	Amended and Restated Articles of Association of Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on April 2, 2025).
4.1&	Form of Warrant
4.2&	Form of Pre-Funded Warrant.
5.1&	Opinion of Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel, Israeli counsel to Brenmiller Energy Ltd.
5.2&	Opinion of Sullivan & Worcester LLP, U.S. counsel to Brenmiller Energy Ltd.
10.1+	English translation of Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-264398) filed with the SEC on April 21, 2022).
10.2+	Brenmiller Energy Ltd. Stock Option Plan as amended on January 4, 2023 (incorporated herein by reference to our Registration Statement on Form S-8 (File No. 333-272266) filed with the SEC on May 30, 2023).
10.3+	Brenmiller Energy Ltd. Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 18, 2024).
10.4	English translation of Founders’ Agreement, dated December 21, 2021, by and between Brenmiller Energy Ltd., Rani Zim Holdings (Pty.) Ltd., Yolan Properties and Investments (Pty.) Ltd. and Yoram Cohen (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-264398) filed with the SEC on April 21, 2022).
10.5	Finance Agreement, dated March 31, 2021, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.6	Amendment No. 1 to the Finance Agreement, dated November 25, 2021, by and between The European Investment Bank and Brenmiller Energy Ltd (incorporated herein by reference to Exhibit 10.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.7	Amendment No. 2 to the Finance Agreement, dated July 14, 2022, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.3 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022)
10.8	Amendment No. 5 to the Finance Agreement, dated July 8, 2024, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on July 15, 2024)
10.9&	Form of Securities Purchase Agreement

10.10	Private Placement Agreement between Brenmiller Energy Ltd. and Alpha Capital Anstalt, dated August 4, 2024 (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on August 6, 2024)
10.11	Warrant Amendment No. 1, between Brenmiller Energy Ltd. and Armistice Capital Master Fund Ltd., dated June 6, 2024 (incorporated herein by reference to Exhibit 4.16 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 4, 2025).
10.12	Amendment No. 2 to the Finance Agreement, dated July 14, 2022, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.3 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.13	Amendment No. 5 to the Finance Agreement, dated July 8, 2024, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on July 15, 2024).
10.14	Amendment No. 7 to the Finance Agreement, dated November 27, 2024, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on December 4, 2024).
10.15	Sales Agreement by and between Brenmiller Energy Ltd., and A.G.P./Alliance Global Partners, dated June 9, 2023 (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on June 9, 2023).
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 8.1 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 4, 2025).
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited independent registered public accounting firm.
23.2&	Consent of Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel (included in Exhibit 5.1).
23.3&	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1&	Power of Attorney (incorporated herein by reference to Exhibit 24.1 to the Registration Statement on Form F-1 (File No. 333-275115) filed with the SEC on October 28, 2024).
107&	Filing Fee Table.

*	Filed herewith.
&	Previously filed.
+	Management contract or compensatory plan or arrangement.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Haayin, Israel on June 13, 2025.

BRENMILLER ENERGY LTD.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avraham Brenmiller	Chief Executive Officer, Director, Chairman of the Board of Directors	June 13, 2025
Avraham Brenmiller	(Principal Executive Officer)

/s/ Ofir Zimmerman	Chief Financial Officer	June 13, 2025
Ofir Zimmerman	(Principal Financial and Accounting Officer)

*	Director	June 13, 2025
Zvi Joseph

*	Director	June 13, 2025
Doron Brenmiller

*	Director	June 13, 2025
Nava Swersky Sofer

*	Director	June 13, 2025
Nir Brenmiller

*	Director	June 13, 2025
Michael Korner

*	Director	June 13, 2025
Chen Franco-Yehuda

*By:	/s/ Ofir Zimmerman
Name:	Ofir Zimmerman
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Brenmiller Energy U.S. Inc., the duly authorized representative in the United States of Brenmiller Energy Ltd., has signed this registration statement on June 13, 2025.

Brenmiller Energy U.S. Inc.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Director